Exhibit 10.14

MATERIALS EXTRACTION AGREEMENT

This Materials Extraction Agreement (“Agreement”) is entered into and effective as of May 27, 2021 (“Effective Date”), by and between Purebase Corporation (“Purebase”), a corporation organized under the laws of the State of Nevada with offices located at 8631 State Highway 124, P.O. Box 757, lone, California 95640, and US Mine, LLC (“US Mine”), a California limited liability company with offices located at 8625 State Highway 124, lone, P.O. Box 580 California 95640. Purebase and US Mine are collectively referred to herein as the “Parties” and individually as a “Party.”

RECITALS

A.       WHEREAS US Mine owns properties (the “Properties”) located at 8625 State Highway 124, lone, P.O. Box 580 California 95640, which contain metakaolin supplementary cementitious material (“SCM” and certain raw clay materials collectively, the “Materials”.)

B.       WHEREAS Purebase desires to acquire the right to access the Properties to extract up to 100,000,000 tons of Materials from the Properties, to construct a metakaolin processing plant (“Metakaolin Plant”) and to process Materials (“collectively “Mining Activities”) for sale or for use in its business.

NOW, THEREFORE, in consideration of the premises and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

TERMS OF AGREEMENT

1.       Incorporation of Recitals. The Recitals set forth above are a material part of this Agreement and are incorporated herein by this reference.

2.       Purchase Price. Purebase shall pay $50,000,000.00 to US Mine through the issuance of a convertible note in the principal amount of $50,000,000.00 (the “Note”), a copy of which is attached hereto as Exhibit A. In addition, Purebase shall pay to US Mine a royalty (the “Production Royalty”) equal to $5.00 per ton of Materials extracted from the Properties. The Production Royalty shall be estimated on a monthly basis and paid to US Mine for each calendar month by the 20th of the following month. Failure to pay the Production Royalty in a timely manner shall be considered a material breach of this Agreement, and any Production Royalty not timely paid shall be subject to 15% annual interest, compounded monthly. A “Monthly Production Report” shall be submitted along with payment of the Production Royalty to the US Mine’s address, as set forth above for each month that the Agreement is in effect. This report shall be sent to the US Mine no later than the 20th of the following month in which the Materials were removed from the Properties. The monthly payment of the Production Royalty to US Mine for Materials removed from the Properties shall be based initially on the material quantities reported monthly by the Purebase as set forth in the Monthly Production Reports. Production shall be verified each year following the anniversary date of the contract or at the contract’s termination in the Annual Production Report. Upon submittal of the Annual Production Report to US Mine, Purebase shall pay US Mine the Production Royalty for the amount of Valuable Minerals removed as indicated in the Annual Production Report to the extent that it exceeds the amount of Valuable Minerals indicated in the Monthly Production Reports applicable to the period covered by the Annual Production Report. Purebase shall retain at its place of business records of all production from Mining Activities on the Properties including records of all removal and processing of Materials from the Properties (“Records”). US Mine may inspect the Records at any time upon reasonable notice to Purebase.

3.       Weighing of Materials. In order to accurately determine the net total tonnage of each of the Materials provided, the Parties agree to use the existing certified truck platform scale located at the Properties. All Materials shall be weighed on a truckload basis for bulk Material.

4.       Term. The initial term of this Agreement shall commence on the Effective Date and shall remain in effect until 100,000,000 tons of Materials have been extracted or the Agreement is terminated as provided below. This Agreement may be terminated:

(a)        by US Mine in the event that Purebase fails to make any payments due under this Agreement when due and fails to cure such non-payment within ninety (90) days after receiving written notice from US Mine.

(b)       by either Party in the event that the other Party materially breaches or fails to comply with any other material provision of this Agreement, and fails to cure such breach within ninety (90) days after written notice is received from the nonbreaching Party (or if such breach cannot be cured within ninety (90) days, fails commence to cure within such time or fails to diligently pursue the cure after such ninety (90) day period); or

(c)       by either Party in the event that the other Party ceases doing business or is otherwise unable to fulfill its obligations pursuant to this Agreement, or is adjudicated a bankrupt, or makes a general assignment for the benefit creditors, or has a receiver or liquidator appointed, such termination to be effective immediately upon written notice from the terminating Party.

(d)       Upon termination Purebase shall not have any right to enter the Properties or to remove any Materials. In addition all facilities, including but not limited to the Metakaolin Plant shall immediately and without further documentation become the property of US Mine.

5. Use of Properties

(a)       Maintenance. Purebase shall use commercially reasonable efforts to keep the Properties free from debris and waste arising from its Mining Activities. Purebase shall remove from the Properties all refuse, litter and debris created by Purebase or any contractor, successor, agent or employee of Purebase.

(b)       Compliance with Laws and Permits. Purebase shall comply and bear all costs associated with all governmental permits, licenses and other approvals (“Entitlements”). Purebase shall bear all costs associated with compliance with or alleged violation of any of the Entitlements and conditions associated therewith. Purebase shall promptly reimburse US Mine for any costs, fees, or reasonable attorney’s fees associated with its alleged non-compliance with the Entitlements. Purebase shall comply with all applicable federal, state and local law with regard to its use and occupation of the Properties.

(c)       Access to Technical Reports. If Purebase commissions or otherwise obtains any technical reports (“Technical Reports”) regarding the Properties, it must provide a full copy, including all attachments and exhibits, of any such report to the US Mine. Purebase agrees that US Mine may disclose the details of this Agreement and the Technical Reports to its advisors and to governmental, regulatory agencies.

(d)       Roads. Purebase, at its sole cost and expense shall maintain the existing roads on the Properties in good working order during all Mining Activities. Purebase may construct new roadways upon obtaining written consent from US Mine.

6.        Force Majeure. Neither Party shall be deemed to be in default of its obligations hereunder (other than the obligation to make payments arising prior to the date of the applicable Force Majeure) to the extent any delay in its performance is caused by or is the result of factors beyond its reasonable control, including, without limitation, fire, explosion, accident, riot, terrorism, flood, drought, storm, earthquake, lightning, frost, civil commotion, sabotage, vandalism, smoke, hail, embargo, pandemic, loss of power, act of God or of a public enemy, other casualty, strike or lockout (collectively, an event of “Force Majeure

7.       Indemnification

(a)       Indemnification of US Mine. Purebase agrees to defend, indemnify, and hold harmless US Mine from and against any liability, claims, fines, losses, damages, injuries, or expenses (the “Claims”) by governmental entities or third parties against US Mine caused by Purebase’s activities on the Properties and arising out of the following:

(i)	Death or injury of any person, including, without limitation, Purebase’s employees, officers, contractors, consultants, agents, and customers;

(ii)	Loss of or damage to real or personal property;

(iii)	Claims directly or indirectly arising out of, or in any way connected with, the use, release, generation, storage, or disposal of Hazardous Materials on, in, under, or above the Properties by Purebase; and

(iv)	Actions brought by any governmental agency or third Party arising out of Purebase’s failure to comply with applicable laws, including, without limitation, any conditions of approval, permits, and Environmental Laws defined in Section 6(d) herein, governing Purebase’s activities.

(v)	This indemnification shall only apply to the proportional extent of the negligence or other fault of Purebase (and all other persons and entities for whom Purebase is legally responsible) when compared with the negligence or fault of US Mine (and all other persons and entities for whom US Mine is legally responsible).

(b)       Indemnification of Purebase. US Mine hereby agrees to defend, indemnify, and hold harmless Purebase and its shareholders, directors, officers, and employees from and against any Claims by third parties against Purebase or its shareholders, directors, officers, and employees caused by US Mine’s activities on the Properties, including, without limitation, any Claims arising by reason of the following:

(i)	Any acts, occurrences, or matters arising out of the Properties and not specifically excepted herein that took place prior to the Effective Date (including Claims directly or indirectly arising out of, or in any way connected with, the use, release, generation, storage or disposal of Hazardous Materials on, in, under or above the Properties by any person prior to the Effective Date, including, without limitation, the cost of any required or necessary repair, cleanup, disposal, encapsulation or detoxification and the preparation of any closure or other required plans, whether such action is required or necessary prior to or following the Effective Date);

(ii)	Any acts, occurrences or matters, the existence or occurrence of which constitute violations of one or more representation, warranty, or covenant of US Mine hereunder. This indemnification shall only apply to the proportional extent of the negligence or other fault of US Mine (and all other persons and entities for whom US Mine is legally responsible) when compared to the negligence or other fault of Purebase (and all other persons and entities for whom Purebase is legally responsible).

(c)       Hazardous Materials. The term “Hazardous Materials” as used in this Agreement, shall include, without limitation, any solid, liquid, or gas material or substance that is (i) defined or listed as a “hazardous waste,” “acutely hazardous waste,” “extremely hazardous waste,” “restrictive hazardous waste,” “toxic substance,” “hazardous substance” or “hazardous material” or considered a waste, condition of pollution, or nuisance under an Environmental Law (as defined in Section 6(d) below); (ii) gasoline, diesel fuel, oil, used oil, petroleum, or a petroleum product or fraction thereof; (iii) asbestos and asbestos-containing construction materials that contain more than 0.1 percent, by weight, of asbestos; (iv) substances known by the State of California or the United States to cause cancer and/or reproductive toxicity; (v) toxic, corrosive, flammable, infectious, radioactive, mutagenic, explosive, or otherwise hazardous substances that are, or become, regulated by any governmental agency or instrumentality of the United States, or any state or any political subdivision thereof; (vi) materials that cause the Properties to be in violation of any Environmental Law; (vii) urea formaldehyde foam insulation, transformers or other equipment that contains dielectric fluid containing levels of polychlorinated biphenyls (PCB’s) in excess of 50 parts per million; (viii) all hazardous air pollutants or materials known to cause serious health effects (including, without limitation, volatile hydrocarbons and industrial solvents); (ix) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority; and (x) underground or aboveground tanks, whether empty, filled or partially filled with any substance.

(d)       Environmental Law. The term “Environmental Law,” as used in this Agreement, means any federal, state, regional, or local law, statute, ordinance, regulation, or policy pertaining to health, safety, industrial hygiene, or the environmental conditions on or under the Properties, including, without limitation: (i) the Comprehensive Environmental Response Compensation and Liability Act of 1980 (“CERCLA”), 42 U.S.C. section 9601 et seq.; (ii) the Resource Conservation and Recovery Act of 1976 (“RCRA”), 42 U.S. C. sections 6901 et seq.; (iii) the Federal Water Pollution Control Act, 33 U.S.C. sections 1251 et seq.; (iv) the Toxic Substances Control Act of 1976 (“TSCA”) 15 U.S.C. sections 2601 et seq.; (v) the Federal Insecticide, Fungicide and Rodenticide Act of 1982 (“FIFRA”), 7 U.S.C. sections 136 et seq.; (vi) the Federal Clean Air Act, 42 U.S.C. section 7401 et seq.; (vii) California Health and Safety Code sections 25915 et seq. (asbestos); (viii) the Porter-Cologne Water Quality Control Act, California Water Code sections 13000 et seq.; (ix) the Safe Drinking Water and Toxic Enforcement Act of 1986, California Health and Safety Code sections 25249.5 et seq.; (x) the Hazardous Waste Control Law, California Health and Safety Code sections 25100 et seq.; (xi) the Carpenter Presley-Tanner Hazardous Substance Account Act, California Health and Safety Code sections 25300 et seq.; (xii) the Hazardous Materials Release Response Plans and Inventory, California Health and Safety Code sections 25500 et seq.; (xiii) the Underground and Aboveground Storage Tank Acts, California Health and Safety Code sections 25270 et seq. and 25280 et seq.; (xiv) Federal and California OSHA requirements; (xv) the Hazardous Materials Transportation Act, 49 U.S.C. sections 1801 et seq.; (xvi) any other applicable federal, state, regional, county, city or local laws, statutes, rules, regulations or ordinances concerning public health, safety or the environment; and (xvii) any similar federal, state, or local law enacted after the date of this Agreement that pertains to hazardous waste, hazardous material or hazardous substances; as all of the above laws are amended, and the regulations and publications applicable thereto.

(e)       Survival After Termination. The provisions of this Section shall survive the termination of this Agreement.

8.       Insurance

(a)       Generally. Purebase shall procure and maintain, at its sole expense with respect to its use of the Properties, the following insurance throughout the entire term of the Agreement:

(i)	Worker’s Compensation Insurance. Worker’s Compensation and employer’s liability insurance as prescribed by applicable law; and

(ii)	Liability Insurance. Comprehensive general liability insurance subject to the following limits:

(1)	$2,000,000 for the bodily injury or death of any person per occurrence; and

(2)	$2,000,000 for the damage or destruction of property.

(b)       Additional Insured Endorsement. The comprehensive general liability insurance procured and maintained by Purebase under this Section shall name, by endorsement, US Mine as an additional insured.

(c)       Certificates of Insurance. Before commencing any activities on the Properties, Purebase shall furnish US Mine with a certificate from each insurance carrier evidencing that the above insurance is in force, stating policy numbers, dates of expiration, and limits of liability thereunder, and further providing that the insurance will not be canceled or materially changed until at least thirty (30) days after the insurance carrier has sent such other Party written notice of such cancellation or change by certified or registered mail.

(d)       Adjustments to Policy Limits. Upon US Mine’s written request, Purebase shall increase the limits of liability of insurance required by this Section, not more than once every five (5) years, and only to the extent of commercially available incremental increases in limits, if the amount of insurance then required under this Agreement does not provide insurance coverage comparable to the insurance coverage provided by Purebase at the Effective Date. Any requirements regarding the limits or type of insurance coverage required to be procured and maintained by Purebase under this Section shall not limit any liability of Purebase.

(e)       Waiver of Subrogation. Neither US Mine nor Purebase shall have any claim against the other or the employees, officers, directors, managers, agents, shareholders, partners or other owners of the other for any loss, damage or injury which is covered by insurance carried by either Party and for which recovery from such insurer is made, notwithstanding the negligence of either Party in causing the loss. This waiver and release shall be valid only if the insurance policy in question permits waiver of subrogation or if the insurer agrees in writing that such waiver of subrogation will not affect coverage under said policy. Each Party agrees to use its best efforts to obtain a policy which expressly permits a waiver of subrogation. If any Party cannot obtain such a policy, then such Party agrees to use its best efforts to obtain from its insurer an agreement in writing that such waiver of subrogation will not affect coverage under its policy. The forgoing waiver and release shall not apply, however, to any damage caused by intentionally wrongful actions or omissions.

9.       Removal of Equipment. Upon the termination or expiration of the Agreement Purebase shall have both the right and the obligation to remove all stockpiles, equipment, machinery, buildings, fixtures, and other improvements under its ownership from the Properties within sixty (60) days after such expiration or termination. In the event that Purebase does not remove any such improvements or materials that are owned by Purebase by the end of such time period, US Mine, in its sole and absolute discretion, may either take possession of such improvements and materials (in which case such improvements and materials shall become the sole property of US Mine) or enforce its right to have Purebase remove such improvements and materials.

10.        Miscellaneous Provisions.

(a)       Notices. Any notice to be given or to be served upon either Party hereto in connection with this Agreement must be in writing and shall be deemed to have been given and received (i) when personally delivered, (ii) when verified received if sent by fax or email, (iii) two (2) days after it is sent by Federal Express or similar overnight courier, postage prepaid and addressed to the Party for whom it is intended, at that Party’s address specified below, or (iv) three (3) days after it is sent by certified or registered United States mail, return receipt requested, postage prepaid and addressed to the Party for whom it is intended, at that Party’s address specified below:

PUREBASE:	Purebase Corp
Attention: A. Scott Dockter, Chairman, CEO
8631 Highway 124
P.O. Box 757
lone, California 95640

US MINE, LLC:	US Mine, LLC
Attention: John Bremer, Member
8625 Highway 124
P.O. Box 580
lone, California 95640

Either party may change the place for the giving of notice to it by thirty (30) days prior written notice to the other party as provided herein.

(b)       Binding Effect. This Agreement is binding upon, and inures to the benefit of, each Party hereto and its directors, officers, employees, agents, representatives, affiliates, assigns, and successors.

(c)        Non-Waiver. Neither Party shall be deemed, by any act of omission or commission, to have waived any of its rights or remedies hereunder unless such waiver is in writing and signed by that Party, and then only to the extent specifically set forth in writing. A waiver with reference to one event shall not be construed as continuing or as a bar to or waiver of any right or remedy as to a subsequent event.

(d)        Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions of this Agreement will continue in full force and effect without being impaired or invalidated in any way and will be construed in accordance with the purposes and intent of this Agreement as set forth by the Parties.

(e) Interpretation. Each Party acknowledges that it has participated in the drafting of this Agreement, and any applicable rule of construction to the effect that ambiguities are to be resolved against the drafting Party will not be applied in connection with the construction or interpretation of this Agreement.

(f)       Opportunity to Consult Counsel. Each Party represents to the other that it has had an opportunity to have this Agreement reviewed by legal counsel of its choosing and has done so to its satisfaction, that it has had a full opportunity to review the terms of this Agreement, that it fully understands the legal effect of each provision of this Agreement, and that it has willingly consented to the terms of this Agreement. Purebase has obtained a fairness opinion from independent counsel confirming this Agreement represents a fair agreement based on an arms-length third party negotiated agreement comparison.

(g)       Further Acts. Each party agrees to perform any further acts and to execute and deliver any documents which may be reasonably necessary to carry out the provisions of this Agreement.

(h)       Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of California, excluding any choice of law provisions.

(i)       Jurisdiction; Venue. Any action taken to enforce this Agreement shall be maintained in the Superior Court of Amador County, California. The parties expressly consent to the jurisdiction of said court and agree that said court shall be a proper venue for any such action.

(j)       Attorney’s Fees. In the event any action, including arbitration, shall be brought to interpret or enforce any provision of this Agreement, the prevailing party shall be entitled to reasonable costs, including attorney’s fees, in addition to any other recovery to which they may be entitled.

(l)        Mutual Representations. Each Party hereby represents and warrants to the other: that it has full corporate power and authority and is duly authorized under applicable law, its articles of incorporation and its by-laws, to own its properties and to conduct its business as presently conducted and as herein contemplated, and to enter into and perform this Agreement in accordance with the terms hereof; and that neither such entering into nor such performance violates or will violate such articles of incorporation or by-laws or any agreement or other instrument, or any federal, state or local law, regulation or ordinance applicable to such Party or by which it is bound. Purebase acknowledges that certain members of its board of directors hold an ownership interest in each Party and as a result have a personal financial interest in the transaction contemplated by this Agreement. Purebase has obtained the approval or unanimous consent of the transactions contemplated by this Agreement from its disinterested directors, each of whom have been fully advised of and provided with the details concerning the nature of the common ownership and personal interests of the interested directors in accordance with Section 78.140 of the Nevada Revised Statutes. Purebase has obtained a fairness opinion from independent counsel opining that the transactions contemplated by this Agreement are fair to Purebase.

(m)       Modifications Must Be Made in Writing. This Agreement may not be modified, altered, or changed in any manner whatsoever except by a written instrument duly executed by authorized representatives of the Parties.

(n)       Entire Agreement. This Agreement and the documents and Agreements referred to herein or executed pursuant hereto, constitute the entire agreement of the Parties as to the subject matters addressed by this Agreement, and supersede any prior written or oral agreements between them concerning the subject matter contained herein. There are no representations, agreements, arrangements, or understandings, oral or written, between and among the Parties, relating to the subject matter contained in this Agreement, which are not fully referred to or expressed herein.

(o)       Counterparts. This Agreement may be executed in two or more counterparts, each of which is an original, but all of which together will be deemed to be one and the same instrument. Electronically reproduced and/or transmitted signatures are equivalent to original signatures for all purposes hereof.

[The remainder of this page is left blank intentionally. Signature page follows.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

US MINE, LLC., a California limited liability company

By:	/s/ John Bremer
Name:	John Bremer
Its:	Member

PUREBASE CORP., a Nevada corporation

By:	/s/ A. Scott Dockter
Name:	A. Scott Dockter
Its:	Chairman, CEO

EXHIBIT A

PROMISSORY NOTE